As filed with the Securities and Exchange Commission on July 3,
1997

                                    Registration    No.   333-23867




                SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM N-14



REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933         /X/

      PRE-EFFECTIVE AMENDMENT NO.                               / /

      POST-EFFECTIVE AMENDMENT NO.1                             /X/



               OPPENHEIMER MULTIPLE STRATEGIES FUND
       (formerly named "Oppenheimer Asset Allocation Fund")
-------------------------------------------------------------------
        (Exact Name of Registrant as Specified in Charter)

       Two World Trade Center, New York, New York 10048-0203
-------------------------------------------------------------------
             (Address of Principal Executive Offices)

                           212-323-0200
-------------------------------------------------------------------
                         (Registrant's Telephone Number)

                             Andrew J. Donohue, Esq.
            Executive Vice President & General Counsel
                             OppenheimerFunds, Inc.
              Two World Trade Center, New York, New York 10048-0203
                          (212) 323-0256
-------------------------------------------------------------------
              (Name and Address of Agent for Service)




No filing fee is due because the Registrant has previously registered an indefinite number of shares under Rule 24f-2; a Rule 24f-2 notice for the year ended September 30, 1996 was filed on November 27, 1996.

Pursuant to Rule 429, this Registration Statement relates to shares previously registered by the Registrant on Form N-1A (Reg. No. 2-86903; 811-3864).

                CONTENTS OF REGISTRATION STATEMENT



This Registration Statement contains the following pages and documents:


                                   Front Cover
                                  Contents Page
                              Cross-Reference Sheet


                                     Part A

               Proxy Statement for Oppenheimer Fund
        Prospectus for Oppenheimer Multiple Strategies Fund
                                       and
  Proxy Statement for Oppenheimer Strategic Income & Growth Fund
        Prospectus for Oppenheimer Multiple Strategies Fund


                                     Part B

                Statement of Additional Information


                                     Part C

                                Other Information
                                   Signatures
                                    Exhibits

                                    FORM N-14
                  OPPENHEIMER MULTIPLE STRATEGIES FUND ("OMSF")
                              Cross Reference Sheet

Part A of
Form N-14    Proxy Statement and Prospectus of Oppenheimer Fund
Item No.     Heading and/or Title of Document
---------    --------------------------------------------------
1     (a)    Cross Reference Sheet
      (b)    Front Cover Page
      (c)    *
2     (a)    *
      (b)    Table of Contents
3     (a)    Comparative Fee Tables
      (b)    Synopsis
      (c)    Principal Risk Factors
4     (a)    Synopsis; Approval of the Reorganization; Comparison
             between OMSF and Oppenheimer Fund; Miscellaneous
      (b)    Approval  of  the   Reorganization   -  Capitalization
             Table
5     (a)    Registrant's Prospectus; Comparison Between OMSF and
             Oppenheimer Fund
      (b)    *
      (c)    *
      (d)    *
      (e)    Miscellaneous
      (f)    Miscellaneous
6     (a)    Prospectus of Oppenheimer Fund; Annual Report of
             Oppenheimer Fund; Comparison Between OMSF and
             Oppenheimer Fund
      (b)    Miscellaneous
      (c)    *
      (d)    *
7     (a)    Synopsis; Information Concerning the Meeting
      (b)    *
      (c)    Synopsis; Information Concerning the Meeting
8     (a)    Proxy Statement
      (b)    *
9            *

Part A of    Proxy Statement and Prospectus of
Form N-14    Oppenheimer Strategic Income & Growth Fund
Item No.     Heading and/or Title of Document
---------    ------------------------------------------
1     (a)    Cross Reference Sheet
      (b)    Front Cover Page
      (c)    *
2     (a)    *
      (b)    Table of Contents
3     (a)    Comparative Fee Tables
      (b)    Synopsis
      (c)    Principal Risk Factors
4     (a)    Synopsis; Approval of the Reorganization; Comparison
             between  OMSF  and  Oppenheimer   Strategic  Income  &
             Growth
             Fund; Miscellaneous
      (b)    Approval  of  the   Reorganization   -  Capitalization
             Table
5     (a)    Registrant's Prospectus; Comparison Between OMSF and
             Oppenheimer Income & Growth Fund Fund
      (b)    *
      (c)    *
      (d)    *

      (e)    Miscellaneous
      (f)    Miscellaneous
6     (a)    Prospectus  of  Oppenheimer   Income  &  Growth  Fund;
             Annual
             Report   of   Oppenheimer   Income  &   Growth   Fund;
             Comparison
             Between OMSF and Oppenheimer Income & Growth Fund
      (b)    Miscellaneous
      (c)    *
      (d)    *
7     (a)    Synopsis; Information Concerning the Meeting
      (b)    *
      (c)    Synopsis; Information Concerning the Meeting
8     (a)    Proxy Statement
      (b)    *
9            *

Part B of
Form N-14
Item No.     Statement of Additional Information Heading
---------    -------------------------------------------
10           Cover Page
11           Table of Contents
12    (a)    Registrant's Statement of Additional Information
      (b)    *
      (c)    *
13    (a)    Statement    of    Additional     Information    about
             Oppenheimer
             Fund and Oppenheimer Strategic Income & Growth Fund
      (b)    *
      (c)    *
14           Registrant's  Statement  of  Additional  Information;  Statement of
             Additional   Information  about  Oppenheimer  Fund;   Statement  of
             Additional  Information about Oppenheimer Strategic Income & Growth
             Fund;  Annual Report of Oppenheimer Fund at 6/30/96;  Annual Report
             of  Oppenheimer   Strategic   Income  &  Growth  Fund  at  9/30/96;
             Registrant's Annual Report at 9/30/96

Part C of
Form N-14
Item No.     Other Information Heading
---------    -------------------------
15           Indemnification
16           Exhibits
17           Undertakings

----------------
* Not Applicable or negative answer.


                           INCORPORATION BY REFERENCE

     The following documents are hereby incorporated by reference in this Post-Effective Amendment No. 1 to the Registration Statement on Form N-14 of Oppenheimer Multiple Strategies Fund:

Part A: Proxy Statements for Oppenheimer Fund and Oppenheimer Strategic Income & Growth Fund, and Prospectus for Oppenheimer Multiple Strategies Fund - Incorporated herein by reference to Registration Statement on Form N-14 of Oppenheimer Multiple Strategies Fund dated 4/23/97.

      - Prospectus of Oppenheimer Multiple Strategies Fund dated January 15, 1997, revised March 6, 1997 - Incorporated herein by reference to Registration Statement on Form N-14 of Oppenheimer
Multiple Strategies Fund dated 4/23/97.

Part B: Form N-14 Statement of Additional Information of Oppenheimer Multiple Strategies Fund dated April 23, 1997, revised March 6, 1997 - Incorporated herein by reference to Registration Statement on Form N-14 of Oppenheimer Multiple Strategies Fund dated 4/23/97.



               OPPENHEIMER MULTIPLE STRATEGIES FUND

                                    FORM N-14

                                     PART C

                                OTHER INFORMATION


Item 15.     Indemnification

     Reference is made to Article VIII of Registrant's Amended and Restated Declaration of Trust filed herewith.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to trustees, officers and controlling persons of Registrant pursuant to the foregoing provisions or otherwise, Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Registrant of expenses incurred or paid by a trustee, officer or controlling person of Registrant in the successful defense of any action, suit or proceeding) is asserted by such trustee, officer or controlling person, Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

Item 16.     Exhibits

      (1)  Amended  and  Restated  Declaration  of Trust  dated  March 6,  1997:
Previously filed with Registrant's Registration Statement on Form N-14, 4/23/97, and incorporated herein by reference.

     (2) By-Laws, amended as of 8/6/87: Filed with Registrant's 12/31/87 Annual Report Form N-SAR, refiled with Registrant's Post- Effective Amendment No. 20 on Form N-1A, 3/2/95, pursuant to Item 102 of Regulation S-T, and incorporated herein by reference.

      (3)    Not applicable.

      (4) (i) Agreement and Plan of Reorganization between Registrant and Oppenheimer Fund: See Exhibit A to Part A of this Registration Statement.

           (ii)  Agreement and Plan of Reorganization between
Registrant and Oppenheimer Strategic Income and Growth Fund: See
Exhibit A to Part A of this Registration Statement.

     (5) (i) Specimen Class A Share Certificate of Registrant: Filed with Registrant's Post-Effective Amendment No. 17 on Form N- 1A, 3/1/94, and incorporated herein by reference.

     (ii) Specimen Class B Share Certificate: Filed herewith Registrant's Post-Effective Amendment No. 24, 8/25/95 on Form N-1A, and incorporated herein by reference.

     (iii) Specimen Class C Share Certificate of Registrant: Filed with Registrant's Post-Effective Amendment No. 17 on Form N- 1A, 3/1/94, and incorporated herein by reference.

     (6) Investment Advisory Agreement dated 6/27/94: Filed with Registrant's Post-Effective Amendment No. 20 on Form N-1A, 3/2/95, and incorporated herein by reference.

     (7) (i) General Distributor's Agreement dated 12/10/92: Filed with Registrant's Post-Effective Amendment No. 15, 4/19/93, refiled with Registrant's Post-Effective Amendment No. 20 on Form N-1A, 3/2/95, pursuant to Item 102 of Regulation S-T, and incorporated herein by reference.

     (ii) Form of Oppenheimer Funds Distributor, Inc. Dealer Agreement: Filed with Post-Effective Amendment No. 14 on Form N-1A of Oppenheimer Main Street Funds, Inc. (Reg. No. 33-17850), 9/30/94, and incorporated herein by reference.

     (iii) Form of Oppenheimer Funds Distributor, Inc. Broker Agreement: Filed with Post-Effective Amendment No. 14 on Form N-1A of Oppenheimer Main Street Funds, Inc. (Reg. No. 33-17850), 9/30/94, and incorporated herein by reference.

     (iv) Form of Oppenheimer Funds Distributor, Inc. Agency Agreement: Filed with Post-Effective Amendment No.14 on Form N-1A of Oppenheimer Main Street Funds, Inc. (Reg. No. 33-17850), 9/30/94, and incorporated herein by reference.

     (v) Broker Agreement between Oppenheimer Fund Management, Inc. and Newbridge Securities, Inc. dated 10/1/86: Filed with Post-Effective Amendment No. 25 of Oppenheimer Growth Fund (Reg. No. 2-45272), 11/1/86, and refiled with Post-Effective Amendment No. 45 on Form N-1A of Oppenheimer Growth Fund (Reg. No. 2-45272), 8/22/94, pursuant to Item 102 of Regulation S-T, and incorporated herein by reference.

     (8) Retirement Plan for Non-Interested Trustees or Directors (dated 6/7/90): Filed with Post-Effective Amendment No. 97 on Form

N-1A of Oppenheimer Fund (File No. 2-14586), 8/30/90, refiled with Post-Effective Amendment No. 45 on Form N-1A of Oppenheimer Growth Fund (Reg. No. 2-45272), 8/22/94, pursuant to Item 102 of Regulation S-T, and incorporated herein by reference.

     (9) Custody Agreement with The Bank of New York dated 11/12/92: Filed with Registrant's Post-Effective Amendment No. 15 on Form N-1A, 4/19/93, refiled with Registrant's Post-Effective Amendment No. 20 on Form N-1A, 3/2/95, pursuant to
Item 102 of Regulation S-T, and incorporated herein by reference.

     (10) (i) Service Plan and Agreement dated 7/1/94 for Class A Shares pursuant to Rule 12b-1: Filed with Registrant's Post- Effective Amendment No. 20 on Form N-1A, 3/2/95, and incorporated herein by reference.

           (ii) Distribution and Service Plan and Agreement dated 3/6/97 for Class B Shares pursuant to Rule 12b-1: Previously filed with Registrant's Registration Statement on Form N-14, 4/23/97, and incorporated herewith by reference.

           (iii) Distribution and Service Plan and Agreement dated 3/6/97 for Class C Shares pursuant to Rule 12b-1: Previously filed with Registrant's Registration Statement on Form N-14, 4/23/97, and incorporated herewith by reference.

     (11) Opinion and Consent of Counsel dated 3/2/87: Filed with Registrant's Post-Effective Amendment No.7 on Form N-1A, 4/24/87, refiled with Registrant's Post-Effective Amendment No. 20 on Form N-1A, 3/2/95, pursuant to Item 102 of Regulation S-T, and incorporated herein by reference.

     (12) Tax Opinions and Consents Relating to the Reorganization: Filed herewith.

      (13) Not applicable.

     (14) (i)  Consent  of  Auditors  of  Registrant  and of  Oppenheimer  Fund:
Previously filed with Registrant's Registration Statement on Form N-14, 4/23/97, and incorporated herewith by reference.

           (ii)  Consent of Auditors of  Oppenheimer  Strategic  Income & Growth
Fund: Previously filed with Registrant's Registration Statement on Form N-14, 4/23/97, and incorporated herewith by reference.

      (15) Not applicable.

     (16) Powers of Attorney and Certified Board Resolutions: (Bridget A. Macaskill) filed with Registrant's Post-Effective Amendment No. 26 on Form N-1A, 3/28/96; (all other Trustees) previously filed with Registrant's Post-Effective Amendment No. 17 on Form N-1A, 2/28/94, and incorporated herein by reference.

     (17) (i) Declaration of Registrant under Rule 24f-2: Previously filed with Registrant's Registration Statement on Form

N-14, 4/23/97, and incorporated herewith by reference.

           (ii) (a) Financial Data Schedules of Class A, Class B and Class C shares of Registrant: Previously filed with Registrant's Registration Statement on Form N-14, 4/23/97, and incorporated herewith by reference.

                 (b) Financial Data Schedules of Class A, Class B and Class C shares of Oppenheimer Fund : Previously filed with Registrant's Registration Statement on Form N-14, 4/23/97, and incorporated herewith by reference.

     (c) Financial Data Schedules of Class A, Class B and Class C shares of Oppenheimer Strategic Income & Growth Fund: Previously filed with Registrant's Registration Statement on Form N-14, 4/23/97, and incorporated herewith by reference.

Item 17.   Undertakings

      (1)  Not applicable.

      (2)  Not applicable.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933 and/or the Investment Company Act of 1940, the Registrant certifies that it meets all the requirements for effectiveness of this Registration Statement pursuant to Rule 485(b) under the Securities Act of 1933 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York and State of New York on the 1st day of July, 1997.




                 OPPENHEIMER MULTIPLE STRATEGIES FUND

                 By: /s/ Bridget A. Macaskill        *
                 ------------------------------------
                         Bridget A. Macaskill, President


Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities on the dates indicated:

Signatures                     Title                 Date
----------                     -----                 ----
/s/ Leon Levy*                 Chairman of the       July 1, 1997
--------------                 Board of Trustees
Leon Levy

/s/ Bridget A. Macaskill*      President, Chief      July 1, 1997
------------------------       Executive Officer
Bridget A. Macaskill           and Trustee

/s/ George Bowen*              Treasurer and         July 1, 1997
-----------------              Principal Financial
George Bowen                   and Accounting
                                     Officer

/s/ Robert G. Galli*           Trustee               July 1, 1997
--------------------
Robert G. Galli

/s/ Benjamin Lipstein*         Trustee               July 1, 1997
----------------------
Benjamin Lipstein

/s/ Elizabeth B. Moynihan*     Trustee               July 1, 1997
--------------------------
Elizabeth B. Moynihan

/s/ Kenneth A. Randall*        Trustee               July 1, 1997
-----------------------
Kenneth A. Randall

/s/ Edward V. Regan*           Trustee               July 1, 1997
--------------------
Edward V. Regan

/s/ Russell S. Reynolds, Jr.*  Trustee               July 1, 1997
-----------------------------
Russell S. Reynolds, Jr.

/s/ Donald W. Spiro*           Trustee               July 1, 1997
--------------------
Donald W. Spiro

/s/ Pauline Trigere*           Trustee               July 1, 1997
--------------------
Pauline Trigere

/s/ Clayton K. Yeutter*        Trustee               July 1, 1997
-----------------------
Clayton K. Yeutter


*By: /s/ Robert G. Zack
     -------------------
     Robert G. Zack

               OPPENHEIMER MULTIPLE STRATEGIES FUND

                                    FORM N-14

                                INDEX TO EXHIBITS





Exhibit
Number         Document

16(12)         Tax Opinions and Consents Relating to the
               Reorganization







merge\240-n14.ptc